FOR IMMEDIATE RELEASE
ACI Worldwide Responds to S1 Corporation Announcement
NEW YORK, August 2, 2011 — ACI Worldwide, Inc. (Nasdaq: ACIW), a leading international provider of payment systems, today issued the following statement in response to the announcement by S1 Corporation (Nasdaq: SONE) that S1’s Board of Directors rejected ACI’s $9.50 per share cash and stock proposal:
Today’s announcement from S1 does not change our strong belief that ACI’s $9.50 per share cash and stock proposal is superior to the Fundtech transaction. ACI’s proposal provides S1 shareholders with a substantial premium and immediate cash value for their investment in S1, as well as the opportunity to participate in the significant upside potential of ownership in a combined ACI-S1.
ACI remains ready and willing to complete this transaction, and we are prepared to do what is necessary to make this happen.
As previously announced on July 26, 2011, ACI made a proposal to acquire all of the outstanding shares of S1 for $9.50 per share in cash and stock. ACI’s proposal represents a 33% premium to S1’s market price on July 25, 2011, the last trading day prior to the public announcement of ACI’s proposal, a 32% premium to the volume weighted average price of S1 shares over the previous 90 days prior to the announcement, and a 23% premium to the 52-week high of S1 shares, for the 52-week period ending July 25, 2011.
Under ACI’s proposal, S1 shareholders could elect to receive cash and/or stock for their S1 shares, subject to proration such that in the aggregate 40% of the consideration is paid in ACI shares and 60% is paid in cash. ACI’s proposal is structured so that the receipt of the stock portion of the consideration will be tax-free to S1 shareholders. ACI has secured committed financing from Wells Fargo Bank, N.A. for the cash portion of the transaction and anticipates that the proposed transaction could close as early as the fourth quarter.
Wells Fargo Securities is serving as financial advisor to ACI and Jones Day is serving as its legal advisor.
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with S1 may not be completed on a timely basis or on favorable terms, (2) negative effects on our business or S1’s business resulting from the pendency of the merger, (3) that we may not achieve the synergies and other expected benefits within the expected time or in the amounts we anticipate, (4) that we may not be able to promptly and effectively integrate the merged businesses after closing and (5) that the committed financing may not be available. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-Ks as well as other filings with the SEC available at the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.
Available Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. After any merger agreement is finalized with S1 or an exchange offer is commenced, ACI will file with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and would then mail a prospectus to S1 shareholders. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors and security holders will be able to obtain free copies of the registration statements and prospectuses (when available) and other documents filed with the SEC by ACI through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706.
CONTACTS
Media Contacts:
Joele Frank / James Golden / Scott Bisang
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Investor Contacts:
Tamar Gerber
Vice President, Investor Relations & Financial Communications
(646) 348- 6706
Innisfree M&A Incorporated
Art Crozier / Jennifer Shotwell / Scott Winter
(212) 750-5833